Exhibit 99.1

Adverum Biotechnologies Reports Second Quarter 2024 Financial Results and Provides Program and Corporate Highlights

- 6E10 dose of Ixo-vec selected for Phase 3 pivotal trials
- LUNA 26-week interim analysis presented at ASRS 2024 demonstrating a potential best-in-class product profile of Ixo-vec, with similar efficacy and a favorable safety profile compared to OPTIC
- LUNA 9-month landmark analysis and pivotal trial design update anticipated in 4Q 2024
- $173.8 million in cash, cash equivalents and short-term investments expected to fund operations into late 2025

REDWOOD CITY, Calif., August 12, 2024 -- Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company pioneering the use of gene therapy as a new standard of care for highly prevalent ocular diseases, today reported financial results for the second quarter of 2024 and provided Ixo-vec program and corporate highlights.
“The LUNA trial was designed to answer a key question – whether lower doses of Ixo-vec with enhanced prophylactic regimens could demonstrate a product profile consistent with or better than that demonstrated in OPTIC. At ASRS, we presented LUNA interim analysis results that demonstrate we’ve achieved this objective and, further, that Ixo-vec at 6E10 with local prophylaxis represents a potential best-in-class product profile. Taken together, these results support our selection of the 6E10 dose for Phase 3 pivotal studies,” stated Laurent Fischer, M.D., president and chief executive officer of Adverum Biotechnologies. “Importantly, our development program builds on the long-term Ixo-vec results from the OPTIC study. In OPTIC, even with suboptimal prophylaxis, 14 of 15, or 93%, of 2E11 patients were free of inflammation at 1 year and 100% were inflammation free at 2 years after Ixo-vec treatment. When present, inflammation was successfully treated with topical corticosteroids. In LUNA, the analysis at the 26-week mark demonstrated an industry-leading proportion of patients free from injections, and there was an improved safety profile compared to OPTIC. In addition, we believe the LUNA pre-specified patient preference survey speaks to the overall best-in-class profile of Ixo-vec, with 93% of patients responding they would use Ixo-vec in their fellow eye. In the fourth quarter of this year, we look forward to presenting landmark 9-month data, as well as to providing updates on the design of our pivotal program.”

Ixo-Vec Program Highlights:
•LUNA 26-Week Interim Analysis Presented at the 2024 ASRS Annual Meeting:
◦In July 2024, we announced results from the landmark 26-week interim analysis of the ongoing LUNA Phase 2 trial of Ixo-vec in patients with wet age-related macular degeneration (AMD). These data were presented by Dr. Charles Wykoff at the 42nd Annual Meeting of the American Society of Retinal Specialists in Stockholm, Sweden.

▪76% of 6E10 patients were injection free, with maintained visual acuity and fluid control.
▪Ixo-vec was well-tolerated, and the enhanced local corticosteroid prophylaxis in LUNA resulted in an improved inflammatory profile as compared to OPTIC.
▪Of the patients receiving 6E10 and the difluprednate-alone prophylactic regimen, 100% responded that they would prefer Ixo-vec therapy over the prior treatments received and that they would want to receive Ixo-vec in the fellow eye.
◦6E10 dose selected for Phase 3 pivotal trials due to its favorable safety and potential best-in-class product profile
•Ixo-vec Received Regenerative Medicine Advanced Therapy (RMAT) Designation from FDA:
◦In August 2024, we announced that the U.S. Food and Drug Administration (FDA) has granted RMAT designation for Ixo-vec for the treatment of wet AMD. The RMAT designation is based on the clinical data from Ixo-vec to date and recognizes the transformative potential of our gene therapy for patients with wet AMD. RMAT designation provides the benefits of intensive FDA guidance on efficient drug development, including potential priority review of the biologics license application (BLA) and other opportunities to expedite development and review.

Corporate Highlights
•Appointed Dr. Rabia Gurses Ozden as Chief Medical Officer and Dr. Szilárd Kiss as a Member of the Board of Directors:
In June 2024, we announced the appointment of Dr. Rabia Gurses Ozden to the Company’s executive leadership team as chief medical officer and of Dr. Szilárd Kiss to the Company’s Board of Directors. In connection with her appointment as chief medical officer, Dr. Ozden stepped down from the Company’s Board of Directors, with Dr. Kiss filling the resulting vacancy.

Upcoming Anticipated Milestones
•2H 2024: Continued FDA and EMA formal and informal regulatory interactions
•4Q 2024: Clinical data from the landmark LUNA 9-month analysis
•4Q 2024: Phase 3 pivotal trial design update
•1Q 2025: Clinical data from the landmark LUNA 52-week analysis
•H1 2025: Planned initiation of Phase 3 trial

Financial Results for the Three Months Ended June 30, 2024
•Cash, cash equivalents and short-term investments were $173.8 million as of June 30, 2024, compared to $96.5 million as of December 31, 2023. Adverum expects its cash, cash equivalents and short-term investments to fund operations into late 2025.
•Research and development expenses were $17.1 million for the three months ended June 30, 2024, compared to $20.6 million for the same period in 2023. Research and development expenses decreased due to lower facilities related expenses and lower compensation expenses. Stock-based compensation expense included in research and development expenses was $1.1 million for the second quarter of 2024.
•General and administrative expenses were $3.8 million for the three months ended June 30, 2024, compared to $12.5 million for the same period in 2023. General and administrative expenses decreased due to a cumulative catch-up adjustment of sublease income, lower facilities related expense, lower depreciation expense, and lower insurance expense driven by lower premiums. Decreases were partially offset by increased compensation expense and professional services expense. Stock-based compensation expense included in general and administrative expenses was $2.9 million for the second quarter of 2024.
•Net loss was $18.5 million, or $0.89 per basic and diluted share, for the three months ended June 30, 2024, compared to $31.5 million, or $3.13 per basic and diluted share for the same period in 2023.

About Wet Age-Related Macular Degeneration
Wet AMD, also known as neovascular AMD or nAMD, is a VEGF-driven advanced form of age-related macular degeneration (AMD) associated with the build-up of fluid in the macula and the retina. Wet AMD is a leading cause of blindness in people over 65 years of age, with approximately 20 million individuals worldwide living with this condition. New cases of wet AMD are expected to grow significantly worldwide as populations age. AMD is expected to impact 288 million people worldwide by 2040, with wet AMD accounting for approximately 10% of those cases. Additionally, wet AMD is a bilateral disease, and incidence of nAMD in the second eye is up to 42% in the first two to three years. The current standard of care requires frequent life-long bolus injections of anti-VEGF in the eye. Intravitreal (IVT) gene therapy has the promise to preserve vision and reduce most or all injections for the life of the patient by delivering stable therapeutic levels of anti-VEGF to control fluid associated with the disease.

About Ixo-vec in Wet AMD
Adverum is developing ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), its clinical-stage gene therapy product candidate, for the treatment of wet AMD. Ixo-vec utilizes a proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec is designed to be administered as a one-time IVT injection in the physician’s office, deliver long-term efficacy, reduce the burden of frequent anti-VEGF injections into the eye, optimize patient compliance and improve vision outcomes for patients with wet AMD. Ixo-vec is currently being evaluated for the treatment of neovascular or wet AMD in the ongoing LUNA Phase 2 clinical trial (NCT05536973) and the OPTIC Phase 1 extension study (NCT04645212). In recognition of the need for new treatment options for wet AMD, FDA has granted Fast Track and RMAT designations for Ixo-vec for the treatment of wet AMD. Ixo-vec has also received PRIME designation from the European Medicines Agency and the Innovation Passport from the United Kingdom’s Medicines and Healthcare products Regulatory Agency for the treatment of wet AMD.

About Adverum Biotechnologies Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures to restore vision and prevent blindness. Leveraging the capabilities of its proprietary intravitreal (IVT) platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. Additionally, by overcoming the challenges associated with current treatment paradigms for debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.

Forward-looking Statements Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding the favorable safety profile and potential best-in-class product profile of Ixo-vec, anticipated timing of interim data and trial design update for the Phase 2 LUNA trial and initiation of a Phase 3 trial, and the Company’s cash sufficiency and runway. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the timing of commencement and completion of clinical trials; regulatory uncertainties; enrollment uncertainties; the results of early clinical trials not always being predictive of future clinical trials and results; the potential for future complications or side effects in connection with use of Ixo-vec; and risks associated with market conditions. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s most recent Annual Report on Form 10-K filed with the SEC, as updated by any subsequent reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Corporate, Investor and Media Inquiries
Adverum Biotechnologies, Inc.
E: ir@adverum.com

Adverum Biotechnologies, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	June 30,	December 31,
	2024	2023
	(Unaudited)	(1)
Cash and cash equivalents, and marketable securities	$173,827	$96,526
Total assets	253,803	173,010
Total current liabilities	22,461	24,914
Total stockholders' equity	168,029	83,469

(1) Derived from Adverum’s annual audited consolidated financial statements.

Adverum Biotechnologies, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share data)
	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(Unaudited)

License revenue	$—	$—	$—	$3,600

Operating expenses:
Research and development	17,097	20,599	32,507	41,658
General and administrative	3,785	12,466	15,214	25,246
Total operating expenses	20,882	33,065	47,721	66,904
Operating loss	(20,882)	(33,065)	(47,721)	(63,304)
Other income, net	2,406	1,576	4,458	2,776
Net loss before income taxes	(18,476)	(31,489)	(43,263)	(60,528)
Income tax provision	—	(21)	—	(38)
Net loss	(18,476)	(31,510)	(43,263)	(60,566)
Net loss per share — basic and diluted	$(0.89)	$(3.13)	$(2.31)	$(6.02)
Weighted-average common shares outstanding - basic and diluted	20,852	10,077	18,713	10,054